                                   EXHIBIT 12

                                 MICROTUNE, INC.
                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                 (IN THOUSANDS)

                                        --------------------------------------------------------------------------------------------
                                         Nine Months
                                            Ended
                                        September 30,        2001           2000           1999            1998           1997
                                             2002
                                        -------------------------------------------------------------------------------------------
Loss before provision for income taxes      $ (43,472)      $ (64,373)     $ (29,760)     $  (8,508)      $  (3,487)     $  (2,406)
Add: Estimate of interest within rental
             expense (1)                          858             755            696             38              21             23
                                            ----------      ----------     ----------     ----------      ----------     ----------
              Total loss                    $ (42,614)      $ (63,618)     $ (29,064)     $  (8,470)      $  (3,466)     $  (2,383)
                                            ----------      ----------     ----------     ----------      ----------     ----------

          FIXED CHARGES AND
      PREFERRED STOCK DIVIDENDS
  Fixed charges-estimate of interest
      within rental expense (1)             $     858       $     755      $     696      $      38       $      21      $      23
      Preferred stock dividends                    --              --             --             --             811          4,183
                                            ----------      ----------     ----------     ----------      ----------     ----------
  Total fixed charges and preferred
           stock dividends                  $     858       $     755      $     696      $      38       $     832      $   4,206
                                            ----------      ----------     ----------     ----------      ----------     ----------

Deficiency of total earnings to fixed
               charges                      $ (43,472)      $ (64,373)     $ (29,760)     $  (8,508)      $  (3,487)     $  (2,406)
                                            ----------      ----------     ----------     ----------      ----------     ----------
Deficiency of total earnings to fixed
charges and preferred stock dividends       $ (43,472)      $ (64,373)     $ (29,760)     $  (8,508)      $  (4,298)     $  (6,589)
                                            ----------      ----------     ----------     ----------      ----------     ----------

(1) Fixed charges include the estimated interest component of rent expense included in the loss before provision for income taxes.